Media Contact: D. Neil Dauby President & Chief Executive Officer 812-482-1314 FOR IMMEDIATE RELEASE GERMAN AMERICAN BANCORP, INC. (GABC) APPOINTS ANGELA CURRY TO CORPORATE BOARD OF DIRECTORS JASPER, Ind., December 19, 2022 (GLOBE NEWSWIRE) -- German American Bancorp, Inc. (Nasdaq: GABC) announced today the appointment of Angela Curry, General Counsel and Vice President for Legal Affairs at the University of Louisville, to its corporate board of directors effective as of January 1, 2023. As General Counsel, Curry serves as the University’s chief legal officer. She directs and manages the provision of all legal services to the University of Louisville while supporting and advancing the overall mission and Cardinal Principles. In addition to her role as General Counsel and Vice President for Legal Affairs, in 2021 Curry was also appointed to serve as Interim Chief of Staff for University. Through an unbroken career chain of leadership positions in both corporate and non-profit corporations, Curry has honed extensive skills in Complex Litigation Management, Corporate Governance, Human Resource Management, Strategic Negotiations, Employment Law, Litigation Oversight, Compliance Training, and Corporate Administration. Prior to her current position with the University of Louisville, Curry was Senior Vice President and General Counsel for the Presbyterian Church (USA) Foundation where she served as chief legal counsel with $2 billion in assets-under-management and helped direct global social impact projects. She has also served as General Counsel for various higher education institutions, including Kentucky State University and Fisk University, and as an attorney for the Kentucky Public Service Commission. As a native of Lexington, Kentucky, Curry earned her Bachelor of Arts degree in Political Science from Spelman College in Atlanta, Georgia, where she graduated with honors. She received a Juris Doctor from Boston University School of Law in Boston, Massachusetts, and is a member of the Kentucky Bar Association. Curry is a Kentucky Colonel, a graduate of Leadership Kentucky, and is very active in several Louisville civic organizations. “We are thrilled to welcome Angela to our board. Her diverse experience and strong, extensive legal counsel and governance skills will be an incredible asset to our German American organization.” stated D. Neil Dauby, German American’s President & CEO. “The Commonwealth of Kentucky continues to be a strategic focus in the future success of our company. With Angela’s market knowledge and skill set, I am confident she will be integral in shaping and enhancing our company in the years to come.” “I am excited to join the German American Board of Directors,” stated Curry. “The company’s successful purpose-driven approach to delivering financial services is affirmed by its exceptional level of growth and performance over the past decade. Serving with the strong values of integrity, relationships, excellence, service, diversity and inclusion, aligns well with my beliefs. It is an honor to have the opportunity to be a part of German American’s efforts to drive the continued growth and prosperity of the Company and the clients and communities they serve in the coming years.” About German American Bank German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 78 banking offices in 20 contiguous southern Indiana counties and 14 counties in Kentucky. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).